Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Fidelity Southern Corporation 2018 Omnibus Incentive Plan of our reports dated March 16, 2018, with respect to the consolidated financial statements of Fidelity Southern Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Fidelity Southern Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

May 4, 2018